Exhibit 10.2

May 6, 2019

Mr. Ronald A. Duncan
GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Re:    Personal Use of Company Aircraft

Dear Ron:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by GCI Communication Corp. (“GCC”), on and after the Effective Date (defined below).

1.
Use of the Aircraft. During the Term (as defined below), you may use up to 80 hours per year worth of flight time (the “Annual Allotment”) on the Aircraft for personal use (“Personal Flight Time”). You may schedule Personal Flight Time with GCC’s flight department subject to availability of the Aircraft. GCC will not have any obligation to roll over any unused Annual Allotment, and GCC will have no obligation to continue to own or lease any Aircraft other than pursuant to GCC’s obligations under the Second Amended and Restated Aircraft Lease Agreement between GCI Communications Corp. and 560 Company, Inc., dated May 9, 2011, as amended by the First Amendment, dated November 30, 2018 (together, the “Aircraft Lease Agreement”).

2.
IRS Reporting. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.

3.
Term. The term of this Agreement (the “Term”) will be deemed to have commenced on January 1, 2019 (the “Effective Date”) and will expire on the earliest of (i) the date that you cease to be employed by GCC or any of its subsidiaries and (ii) the date that GCC ceases to own or lease any Aircraft.

4.
Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.

5.
Entire Agreement. This Agreement and the Aircraft Lease Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

GCI Communication Corp.
By: /s/ Peter Pounds
Peter J. Pounds
SVP & CFO

Agreed:
/s/ Ronald A. Duncan
Ronald A. Duncan